UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2012

MEMC Electronic Materials, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

501 Pearl Drive (City of O'Fallon) St. Peters, Missouri (Address of principal executive offices)	63376 (Zip Code)

(636) 474-5000 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 28, 2012, MEMC Electronic Materials, Inc. (the “Company”) entered into a Second Amendment (the “Amendment”) to the Credit Agreement by and among the Company, the guarantors identified therein, the lenders identified therein and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”), dated as of December 23, 2009, amended and restated as of March 23, 2011 and amended as of September 28, 2011 (the “Credit Agreement”). The parties amended the definition of “Applicable Rate” to increase the per annum interest rate charged on loans and commissions paid on standby letters of credit. Such amounts remain subject to change based on changes in the Consolidated Leverage Ratio (as defined in the Credit Agreement). Pricing for loans and standby letters of credit reverts to the prior levels upon delivery of the Company's third quarter financial statements to the Administrative Agent and the Company's continued compliance with the terms and conditions of the Credit Agreement.

The parties also amended the covenant contained in Section 7.11(b) of the Credit Agreement to reduce the required variable minimum liquidity amount of $500.0 million to $450.0 million and $350.0 million for the first and second quarters of 2012, respectively. This minimum liquidity covenant will return to a variable minimum amount based on the Company's Consolidated EBITDA (as defined in the Credit Agreement) for the third quarter of 2012. In all other respects, the Credit Agreement remains unmodified and in full force and effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.
Date:	March 5, 2012	By:	/s/ Bradley D. Kohn
Name: Bradley D. Kohn Title: Senior Vice President, General Counsel and Corporate Secretary